Exhibit 99.1



                         Company Contact:    Richard Olicker
                                             President & Chief Operating Officer
                                             Arvind Dharia
                                             Chief Financial Officer
                                             Steven Madden, Ltd.
                                             (718) 446-1800

                      Investor Relations:    Cara O'Brien/Lila Sharifian
                                   Press:    Melissa Merrill
                                             Financial Dynamics
                                             (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------



       STEVEN MADDEN, LTD. ANNOUNCES THIRD QUARTER AND NINE MONTH RESULTS

LONG ISLAND CITY, N.Y. - October 26, 2004 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men and children, today announced financial results for the third quarter and nine months ended September 30, 2004.

         For the third quarter, sales were $88.6 million compared to $88.7 million in the year-ago period. Operating income was $5.9 million versus $11.7 million in the third quarter of 2003. The decrease was a result of higher cost of goods sold as a percentage of sales, sustained overall markdown pressure, and higher operating expenses primarily associated with occupancy costs from an increased retail store base. Net income was $3.7 million, or $0.26 per diluted share, compared to $7.1 million, or $0.50 per diluted share, in the prior year period.

         Retail revenues for the third quarter increased 3.0% to $23.8 million from $23.1 million in the same period of 2003. Same-store sales were flat versus a decrease of 4.9% last year. The Company opened 7 new stores during the quarter, ending the period with 90 company-owned retail locations, including the Internet store, and remains on schedule to open a total of approximately 8 to 12 new stores in 2004.

         Revenues from the wholesale business, comprised of the Company's seven brands, Steve Madden Womens, Steve Madden Mens, Stevies, l.e.i., Steven, UNIONBAY, and Candie's, were $64.9 million for the third quarter compared with $65.6 million in the prior year period. The wholesale business and the Company's overall margins were significantly impacted by an increase in cost of goods sold due to pricing pressure from both wholesale customers and suppliers. Additionally, the l.e.i. division, in particular, continued to face greater than expected pressure due to weak sales combined with a demanding markdown environment.

         "Despite challenges related to a late breaking back-to-school selling season, lackluster early boot selling, and hurricanes in the southeast, our retail stores delivered stable results as evidenced by a 3.0% increase in sales and store productivity reflected in sales of $635 per square foot," commented Richard Olicker, President and Chief Operating Officer. "Of note, we opened 7 stores in prime locations during the quarter and intend to further expand this profitable segment of our business. With respect to wholesale, a scenario of weak sales and high markdown levels was especially acute within the l.e.i. division. This not only diluted our overall gross profit by approximately $1 million but also significantly impacted our operating margin. We are diligently working to improve the profitability of l.e.i. and our other brands by reducing expenses across select divisions in the Company."

         For the first nine months of 2004, sales were $253.6 million compared to $253.1 million for the same period in 2003. Net income was $11.9 million, or $0.83 per diluted share, versus $17.9 million, or $1.27 per diluted share, in the comparable period last year.

         Arvind Dharia, Chief Financial Officer, said, "With $68.5 million in cash, cash equivalents, and investment securities, no short- or long-term debt, and $166.7 million in total stockholder equity, our balance sheet remains strong."

Company Outlook
---------------
         Based on current visibility, the Company expects continued markdown and gross margin pressure in both its wholesale and retail businesses for the remainder of the year. In addition, given trends to date in the fourth quarter, the Company anticipates soft consumer demand for its l.e.i., Stevies, and UNIONBAY brands. Finally, the Company believes other income growth will moderate at least through the end of the year.

         Taking the above factors into account, the Company is updating its previously announced expectations for 2004. While reiterating its expectation of a total annual sales increase of low single digits over 2003, the Company now anticipates annual diluted earnings per share of $0.86 to $0.88.

         Jamieson Karson, Chairman and Chief Executive Officer, concluded, "Despite facing very challenging circumstances, we take comfort in the viability of our superior brand equity, unique business model, and pristine balance sheet. We are confident not only in this strong foundation but also in the Company's long-term prospects, as evidenced by our repurchase of approximately 198,000 shares this quarter and a total of approximately 283,200 shares over the past six months.

         "Using our cash balance productively and maximizing shareholder value remain among our very top priorities. Specifically, during the quarter we expanded our productive and profitable retail store base and opened several new concept shops that build our brand awareness and drive sales at wholesale doors. In addition, we further extended our international presence by beginning distribution in Australia, a market which holds great promise for the fashion-forward Steve Madden brand. Finally, we continue to thoroughly evaluate options to diversify our business through licensing opportunities and strategic acquisitions. All of these initiatives are part of our ongoing efforts to drive profitability and enhance shareholder value for the long-term."

Conference Call
---------------
         Interested shareholders are invited to listen to the third quarter earnings conference call scheduled for today, Tuesday, October 26, 2004, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until November 9, 2004. Additionally, a replay of the call can be accessed by dialing (877) 519-4471, pin number 5309992, and will be available until October 28, 2004.


Steven Madden, Ltd.
-------------------
         Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden retail stores, department stores, apparel and footwear specialty stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden and Stevies brands, including eyewear, hosiery, and belts, owns and operates one retail store under its Steven brand, and is the licensee for l.e.i Footwear, Candie's Footwear and UNIONBAY Men's Footwear.

         Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                                (tables follow)

CONSOLIDATED STATEMENT OF OPERATIONS
(In thoudands, except per share data) - Unaudited

                                                 Three Months Ended             Nine Months Ended
                                             ---------------------------   ---------------------------
Consolidated                                 Sep 30, 2004   Sep 30, 2003   Sep 30, 2004   Sep 30, 2003
------------                                 ------------   ------------   ------------   ------------
Net Sales                                        88,610         88,663        253,612        253,105
Cost of Sales                                    57,160         53,067        158,178        154,236
Gross Profit                                     31,450         35,596         95,434         98,869
Commission and licensing fee income               1,702          2,205          4,929          6,040
Operating Expenses                               27,285         26,094         81,340         75,324
Income from Operations                            5,867         11,707         19,023         29,585
Interest and other Income, Net                      488            426          1,497          1,218
Income Before provision for Income Taxes          6,355         12,133         20,520         30,803
Provision for Income Tax                          2,669          5,060          8,618         12,901
Net Income                                        3,686          7,073         11,902         17,902

Basic income per share                             0.28           0.54           0.90           1.38
Diluted income per share                           0.26           0.50           0.83           1.27

Weighted average common shares
outstanding - Basic                              13,177         13,073         13,243         12,930
Weighted average common shares
outstanding - Diluted                            14,220         14,267         14,328         14,061



                            BALANCE SHEET HIGHLIGHTS
                            ------------------------

                                 Sep 30, 2004     Dec 31,2003      Sep 30, 2003
                                 Consolidated     Consolidated     Consolidated
                                 ------------     ------------     ------------
                                  (Unaudited)                       (Unaudited)
                                 ------------                      ------------

Cash and cash equivalents           18,128           53,073           34,180
Investment Securities               50,408           32,659           44,409
Total Current Assets               112,445          121,995          109,544
Total Assets                       181,154          177,870          170,518
Total Current Liabilities           12,264           16,855           15,406
Total Stockholder Equity0          166,749          159,187          153,398

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